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INVESTMENT MANAGEMENT AGREEMENT

March 29, 1991

Cowen & Co.
Financial Square
New York New York 10005

 Dear Sirs:

Standby Reserve Fund, Inc. (the "Fund"), a corporation organized under the laws of the State of Maryland, herewith confirms its agreement with Cowen & Co. ("Cowen"), as follows:

The Fund desires to employ its capital by investing and reinvesting the same in investments of the type and in accordance with the limitations specified in its Articles of Incorporation and in its Prospectus as from time to time in effect copies of which have been or will be submitted to such and in such manner and to such extent as may from time to time be approved by the Directors of the Fund. The Fund desires to employ Cowen as its investment manager.

1. Services as Investment Manager.

Subject to the direction and control of the Directors of the Fund. Cowen will assist in supervising all aspects of the Fund's operations. In this connection it is understood that Cowen will from time to time employ or associate with itself such person or persons as Cowen may believe to be particularly fitted to assist it in the performance of this Investment Management Agreement (the "Agreement"), it being understood that the compensation of such person or persons shall be paid by Cowen and that no obligation may be incurred on the Fund's behalf in any such respect. Cowen, a limited partnership formed under the laws of the State of New York, will notify the Fund of any change in its membership within a reasonable time after such change.

Subject to the supervision and approval the Directors of the Fund, Cowen will provide investment management of the Fund's portfolio in accordance with the Fund's investment objectives and policies as stated in its Prospectus as from time to time in effect. In connection therewith. Cowen will provide investment research and supervision of the Fund's investment and conduct a continuous program of investment, evaluation and, if appropriate, sale and reinvestment of the Fund's assets. Cowen will furnish


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to the Fund such statistical information, with respect to the investments which the Fund may hold or contemplate purchasing, as the Fund may reasonably request. The Fund has to be kept in touch with important developments materially affecting its portfolio and shall expect Cowen, on its own initiative, to furnish to the Fund from time to time such information as Cowen may believe appropriate for this purpose. Cowen shall exercise its best judgment in rendering these services.

Cowen also will supply office facilities (which may be in Cowen's own offices); statistical and research data; data processing services clerical, accounting and bookkeeping services; internal auditing and legal services; internal executive and administrative services; stationery and office supplies; preparation of reports to shareholders of the Fund; preparation of tax returns, reports to and filings with the Securities and Exchange Commission and state Blue Sky authorities; calculation of the net asset value of shares of the Fund; and general assistance in all aspects of the Fund's operations.

The Fund understands that Cowen my, to the future act as investment manager, investment adviser, subinvestment adviser and/or administrator to other investment companies and the Fund has no objection to Cowen so acting. The Fund further understands that Cowen now acts and will continue to act as investment adviser to various fiduciary or other managed accounts, ant the Fund has no objection to Cowen's so acting. In addition it is understood that the persons employed by Cowen to assist in the performance of its duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict the right of Cowen or any affiliate of Cowen to engage in and devote time and attention to other businesses to render services of whatever kind or nature.

2. Fees; Expenses; Expense Reimbursement.

In consideration of services rendered pursuant to this Agreement, the Fund will pay Cowen on the first business day of each month a fee at an annual rate of .50 of 1.00% of the Fund's average daily assets. Net asset value shall be computed at least once a day. The fee for the period from the day of the month this Agreement is entered into until the end of that month shall be pro-rated according to the proportion which such period bears to the full monthly period. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.


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For the purpose of determining fees payable to Cowen, the value of the Fund's net assets shall be computed in the manner specified is the Fund's Prospectus as from time to time in effect.

Cowen will bear all expenses in connection with the performance of its services under this Agreement. The Fund will bear other expenses to be incurred in its operation including taxes, interest, brokerage fees and commissions, if any, fees of directors who are not partners, officers or employees of Cowen; Securities and Exchange Commission fees and state Blue Sky qualification fees; management, advisory and administration fees; charges of custodians, transfer and dividend disbursing agents; certain insurance premiums outside auditing and legal expenses costs of maintenance of corporate existence, costs allocable to investor services, including allocated telephone and personnel expenses typesetting and printing of prospectuses for regulatory purposes and for distribution to shareholders; costs of shareholders' reports and meetings of the officers, Directors or shareholder of the Fund; and any extraordinary expenses.

If in any fiscal year the aggregate expenses of the Fund (including fees pursuant to this Agreement, but excluding interest, taxes, brokerage and, with the prior written consent of the necessary state securities commissions, extraordinary expenses) exceed the expense limitations of any state having jurisdiction over the Fund, Cowen will reimburse the Fund for such excess expense. The expense reimbursement obligation of Cowen is limited to the amount of its fees hereunder. Such expense reimbursement, if any, will be estimated, reconciled and paid on a monthly basis.

3. Limitation of Liability.

Cowen shall not be liable as a result of any error of judgment or mistake of law for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except for a 1055 resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Any person, even trough also a partner, officer, employee, or agent of Cowen who may be or become a Director, officer, employee or agent of the Fund, shall be deemed, when rendering services to the Fund or acting on any business of the Fund, to be rendering such services to or acting solely for the Fund and not as a Director, officer, employee, or agent or one under the control or direction of Cowen even though paid by it.

4. Term


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This Agreement shall become effective on the date first written above and shall continue until the second anniversary of that date and thereafter shall continue so long as such continuance is specifically approved at least annually by (i) the Directors of the Fund or (ii) by a vote of a majority (as defined in the Investment Company Act of 1940, as amended) of the Fund's outstanding voting securities, provided that in either event the continuance is also approved by a majority of the Directors who are not interested persons (as defined in said
Act) of any party to this Agreement, (by vote cast in person at a meeting called for the purpose of voting such approval). This Agreement is terminable, with our penalty, on not less than 60 days' notice, by the Directors of the Fund or by vote of holders of a majority of the Fund's shares or, upon not less than 90 days' notice, by Cowen. This Agreement will also terminate automatically in the event of its assignment (as defined in said Act).

If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

Very truly yours,
STANDBY RESERVE FUND, INC.

By: /s/ Stuart Goodman, Treasurer

Accepted: COWEN & COMPANY

By: COWEN INCORPORATED, GENERAL PARTNER

By: /s/ Creighton H. Peet, Managing Director